Exhibit 4.4

AMENDED & RESTATED
INCENTIVE STOCK OPTION PLAN

(as amended and restated on May 3, 2022)

TABLE OF CONTENTS

Article 1 DEFINITIONS AND INTERPRETATION		1
1.1	Defined Terms	1
1.2	Interpretation	3

Article 2 ESTABLISHMENT OF PLAN		3
2.1	Purpose	3
2.2	Shares Reserved	4
2.3	Non-Exclusivity	5
2.4	Effective Date	5

Article 3 ADMINISTRATION OF PLAN		5
3.1	Administration	5
3.2	Amendment, Suspension and Termination	6
3.3	Compliance with Laws	6
3.4	Tax Withholding	6

Article 4 OPTION GRANTS		7
4.1	Eligibility and Multiple Grants	7
4.2	Option Agreement	7
4.3	Limitation on Grants	7

Article 5 OPTION TERMS		8
5.1	Exercise Price	8
5.2	Expiry Date	8
5.3	Vesting	8
5.4	Non-Assignability	8
5.5	Ceasing to be Eligible Person	9
5.6	Blackout Periods	10

Article 6 EXERCISE PROCEDURE		10
6.1	Exercise Procedure	10

Article 7 AMENDMENT OF OPTIONS		11
7.1	Consent to Amend	11
7.2	Amendment Subject to Approval	11

Article 8 MISCELLANEOUS		11
8.1	No Rights as Shareholder	11
8.2	No Right to Employment	11
8.3	Governing Law	11

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Defined Terms

For the purposes of this Plan, the following terms shall have the following meanings:

(a)	“Board” means the Board of Directors of the Corporation or, as applicable, a committee thereof duly appointed to administer this Plan;

(b)	“Change of Control” means the occurrence of any one or more of the following events:

(i)	a merger, consolidation, plan of arrangement or reorganization of the Corporation that results in the beneficial, direct or indirect, transfer of more than 50% of the total voting power of the resulting entity’s outstanding securities to a person, or group of persons acting jointly and in concert, who are different from the persons that have, beneficially, directly or indirectly, more than 50% of the total voting power prior to such transaction;

(ii)	the consummation of a sale of all or substantially all of the assets of the Corporation or the consummation of a reorganization, merger, joint venture or other transaction which has substantially the same effect;

(iii)	the adoption of a resolution to wind-up, dissolve or liquidate the Corporation;

(iv)	the acquisition, beneficially, directly or indirectly, by any person or group of persons acting jointly or in concert, within the meaning of Multilateral Instrument 62-104, Take- Over Bids and Issuer Bids (or any successor instrument thereto), of common shares of the Corporation which, when added to all other common shares of the Corporation at the time held beneficially, directly or indirectly by such person or persons acting jointly or in concert, totals for the first time more than 50% of the outstanding common shares of the Corporation; or

(v)	the removal, by extraordinary resolution of the shareholders of the Corporation, of more than 51% of the then incumbent directors of the Corporation, or the election of a majority of directors to the Corporation’s board who were not members of the Corporation’s incumbent board immediately preceding such election;

provided that a “change of control” (as defined in items (i) and (iv)) of NexGen Energy Ltd. shall not, in and of itself, constitute an indirect change of control of the Corporation.

(c)	“Common Shares” means the common shares of the Corporation;

(d)	“Consultant” means an individual who:

(i)	provides ongoing consulting, technical, management or other services to the Corporation or a subsidiary under a written contract with the Corporation or a subsidiary, other than services provided in relation to a Distribution (as defined in Exchange Policy 1.1 – Interpretation);

(ii)	possesses technical, business or management expertise of value to the Corporation or a subsidiary of the Corporation; and

(iii)	in the reasonable opinion of the Corporation, spends or will spend a reasonable amount of time and attention on the business and affairs of the Corporation or a subsidiary;

and includes a company of which a Consultant is an employee or shareholder and a partnership of which a Consultant is an employee or partner;

(e)	“Corporation” means IsoEnergy Ltd. and its successor entities;

(f)	“Director” means a director of the Corporation or of a subsidiary;

(g)	“Disinterested Shareholder Approval” has the meaning ascribed thereto by the Exchange in “Policy 4.4 – Incentive Stock Options” of the Exchange’s Corporate Finance Manual;

(h)	“Eligible Person” means a Director, Officer, Employee or Consultant, and includes a company all the voting securities of which are owned by Eligible Persons;

(i)	“Employee” means an individual who:

(i)	is considered an employee of the Corporation or a subsidiary under the Income Tax Act (Canada), i.e. for whom income tax, employment insurance and Canada Pension Plan deductions must be made at source,

(ii)	works full-time for the Corporation or a subsidiary providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or the subsidiary over the details and method of work as an employee of the Corporation or the subsidiary, but for whom income tax deductions are not made at source, or

(iii)	works for the Corporation or a subsidiary on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or the subsidiary over the details and method of work as an employee of the Corporation or the subsidiary, but for whom income tax deductions are not made at source;

(j)	“Exchange” means the TSX Venture Exchange and any successor entity;

(k)	“Expiry Date” means the last day of the term for an Option, as set by the Board at the time of grant in accordance with Section 5.2 and, if applicable, as amended from time to time;

(l)	“Governmental Authorities” means governments, regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, Crown corporations, courts, bodies, boards, tribunals or dispute settlement panels or other law, rule or regulation-making organizations or entities:

(i)	having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any geographic or political subdivision of any of them; or

(ii)	exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

(m)	“Insider” has the meaning ascribed thereto by the Exchange;

(n)	“Investor Relations Activities” means any activities, by or on behalf of the Corporation, its subsidiaries or its shareholders, that promote or reasonably could be expected to promote the purchase or sale of securities of the Corporation or its subsidiaries, but does not include those activities excluded within the definition of “Investor Relations Activities” within Exchange Policy 1.1 – Interpretation.

(o)	“Investor Relations Service Provider” includes any Consultant that performs Investor Relations Activities and any Director, Officer, Employee or Management Company Employee whose role and duties primarily consist of Investor Relations Activities.

(p)	“Laws” means currently existing applicable statutes, by-laws, rules, regulations, orders, ordinances or judgments, in each case of any Governmental Authority having the force of the law;

(q)	“Management Company Employee” means an individual who is employed by a person providing management services to the Corporation or a subsidiary which are required for the ongoing successful operation of the business enterprise of the Corporation or the subsidiary;

(r)	“Officer” means an officer of the Corporation or of a subsidiary, and includes a Management Company Employee;

(s)	“Option” means an option to purchase Common Shares granted to an Eligible Person pursuant to this Plan;

(t)	“Other Share Compensation Arrangement” means, other than this Plan and any Options, any stock option plan, stock options, employee stock purchase plan, restricted share unit plan or deferred share unit plan, or other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares, including but not limited to a purchase of Common Shares from treasury which is financially assisted by the Corporation by way of loan, guarantee or otherwise;

(u)	“Participant” means an Eligible Person who has been granted an Option; and

(v)	“Plan” means this Stock Option Plan as it may be amended from time to time.

1.2	Interpretation

(a)	References to the outstanding Common Shares at any point in time shall be computed on a non-diluted basis.

ARTICLE 2
ESTABLISHMENT OF PLAN

2.1	Purpose

The purpose of this Plan is to advance the interests of the Corporation, through the grant of Options, by:

(a)	providing an incentive mechanism to foster the interest of Eligible Persons in the success of the Corporation and its subsidiaries;

(b)	encouraging Eligible Persons to remain with the Corporation or its subsidiaries; and

(c)	attracting new Directors, Officers, Employees and Consultants.

2.2	Shares Reserved

(a)	The maximum aggregate number of Common Shares that shall be reserved for issuance under this Plan shall not exceed 10% of the outstanding Common Shares at the time of grant of an Option, less the aggregate number of Common Shares then reserved for issuance pursuant to any Other Share Compensation Arrangement. For greater certainty, if an Option is surrendered, terminated or expires without being exercised, the Common Shares reserved for issuance pursuant to such Option shall be available for new Options granted under this Plan.

(b)	If there is a change in the outstanding Common Shares by reason of (A) any share consolidation or split; (B) reclassification or other capital reorganization, or a stock dividend, arrangement, amalgamation, merger or combination, or any other change to, event affecting the Common Shares; or (C) any exchange of or corporate change or transaction affecting the Common Shares; the Board shall make, as it deems advisable and subject to the requisite approval of the relevant regulatory authorities (and in particular with respect to (B) and (C) prior approval of the Exchange), appropriate substitution and/or adjustment in:

(i)	the number and kind of shares or other securities or property reserved or to be allotted for issuance pursuant to this Plan;

(ii)	the number and kind of shares or other securities or property reserved or to be allotted for issuance pursuant to any outstanding unexercised Options, and in the exercise price for such shares or other securities or property; and

(iii)	the vesting of any Options (subject to the approval of the Exchange if such vesting is mandatory under the policies of the Exchange), including the accelerated vesting thereof on conditions the Board deems advisable, and if the Corporation undertakes an arrangement or is amalgamated, merged or combined with another corporation, the Board shall make such provision for the protection of the rights of Participants as it shall deem advisable.

(c)	No fractional Common Shares shall be reserved for issuance under this Plan and the Board may determine the manner in which an Option, insofar as it relates to the acquisition of a fractional Common Share, shall be treated.

(d)	The Corporation shall, at all times while this Plan is in effect, reserve and keep available such number of Common Shares as will be sufficient to satisfy the requirements of this Plan.

(e)	If a bona fide offer (an “Offer”) for Common Shares is made to the Participant or to shareholders of the Corporation generally or to a class of shareholders which includes the Participant, which Offer, if accepted in whole or in part, would result in the offeror becoming a control person of the Corporation, within the meaning of subsection 1(1) of the Securities Act (British Columbia), the Corporation shall, immediately upon receipt of notice of the Offer, notify each Participant of full particulars of the Offer, whereupon (subject to the approval of the Exchange) all Options will become vested and the Option may be exercised in whole or in part by the Participant so as to permit the Participant to tender the Common Shares received upon such exercise, pursuant to the Offer. However, if: (a) the Offer is not completed within the time specified therein; or (b) all of the Common Shares tendered by the Participant pursuant to the Offer are not taken up or paid for by the offeror in respect thereof, then the Common Shares received upon such exercise, or in the case of clause (b) above, the Common Shares that are not taken up and paid for, may be returned by the Participant to the Corporation and reinstated as authorized but unissued Common Shares and with respect to such returned Common Shares, the Option shall be reinstated as if it had not been exercised. If any Common Shares are returned to the Corporation under this Section 2.2(e), the Corporation shall immediately refund the exercise price to the Participant for such Common Shares. The Board shall give each Participant as much notice as possible, except that not less than 5 business days’ notice is required and more than 30 days’ notice is not required.

(f)	If a Change of Control occurs, all Options will become vested, whereupon such Options may be exercised in whole or in part by the Participant, subject to the approval of the Exchange, if necessary.

2.3	Non-Exclusivity

Nothing contained herein shall prevent the Board from adopting such other incentive or compensation arrangements as it shall deem advisable.

2.4	Effective Date

This Plan shall be subject to the approval of any regulatory authority whose approval is required. Any Options granted under this Plan prior to such approvals being given shall be conditional upon such approvals being given, and no such Options may be exercised unless and until such approvals are given.

ARTICLE 3
ADMINISTRATION OF PLAN

3.1	Administration

(a)	This Plan shall be administered by the Board or any committee established by the Board for the purposes of administering this Plan. Subject to the provisions of this Plan, the Board shall have the authority to:

(i)	determine the Eligible Persons to whom Options are granted, to grant such Options, and to determine any terms and conditions, limitations and restrictions in respect of any particular Option grant, including but not limited to the nature and duration of the restrictions, if any, to be imposed upon the acquisition, sale or other disposition of Common Shares acquired upon exercise of the Option, and the nature of the events and the duration of the period, if any, in which any Participant’s rights in respect of an Option or Common Shares acquired upon exercise of an Option may be forfeited; and

(ii)	interpret the terms of this Plan, to make all such determinations and take all such other actions in connection with the implementation, operation and administration of this Plan, and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to this Plan, as it shall from time to time deem advisable, including without limitation for the purpose of ensuring compliance with Sections 3.3 and 3.4 hereof.

(b)	The Board’s interpretations, determinations, guidelines, rules and regulations shall be conclusive and binding upon the Corporation, Eligible Persons, Participants and all other persons.

3.2	Amendment, Suspension and Termination

The Board may amend, subject to the approval of any regulatory authority (and if required by such regulatory authority, shareholder approval) whose approval is required, suspend, terminate or discontinue this Plan or any portion thereof. No such amendment, suspension, termination or discontinuance shall in any manner adversely affect any Option previously granted to any Participant without the consent of such Participant. If this Plan is suspended or terminated, the provisions of this Plan and any administrative guidelines, rules and regulations relating to this Plan shall continue in effect for the duration of such time as any Option remains outstanding.

3.3	Compliance with Laws

(a)	This Plan, the grant and exercise of Options hereunder and the Corporation’s obligation to sell, issue and deliver any Common Shares upon exercise of Options shall be subject to all applicable federal, provincial and foreign Laws, policies, rules and regulations, to the policies, rules and regulations of any stock exchanges or other markets on which the Common Shares are listed or quoted for trading and to such approvals by any governmental or regulatory agency as may, in the opinion of counsel to the Corporation, be required. The Corporation shall not be obligated by the existence of this Plan or any provision of this Plan or the grant or exercise of Options hereunder to sell, issue or deliver Common Shares upon exercise of Options in violation of such laws, policies, rules and regulations or any condition or requirement of such approvals.

(b)	No Option shall be granted and no Common Shares sold, issued or delivered hereunder where such grant, sale, issue or delivery would require registration or other qualification of this Plan or of the Common Shares under the securities laws of any foreign jurisdiction, and any purported grant of any Option or any sale, issue and delivery of Common Shares hereunder in violation of this provision shall be void. In addition, the Corporation shall have no obligation to sell, issue or deliver any Common Shares hereunder unless such Common Shares shall have been duly listed, upon official notice of issuance, with all stock exchanges on which the Common Shares are listed for trading.

(c)	Common Shares sold, issued and delivered to Participants pursuant to the exercise of Options shall be subject to restrictions on resale and transfer under applicable securities laws and the requirements of any stock exchanges or other markets on which the Common Shares are listed or quoted for trading, and any certificates representing such Common Shares shall bear, as required, a restrictive legend in respect thereof.

3.4	Tax Withholding

The Corporation may withhold from any amount payable to a Participant, either under this Plan or otherwise, such amount as it reasonably believes is necessary to enable the Corporation to comply with the applicable requirements of any federal, provincial, local, or foreign law, or any administrative policy of any applicable tax authority, relating to the withholding of tax or any other required deductions with respect to options (“Withholding Obligations”). The Corporation may also satisfy any liability for any such Withholding Obligations, on such terms and conditions as the Corporation may determine in its discretion, by (a) requiring a Participant, as a condition to the exercise of any Options, to make such arrangements as the Corporation may require so that the Corporation can satisfy such Withholding Obligations including, without limitation, requiring the Participant to remit to the Corporation in advance, or reimburse the Corporation for, any such Withholding Obligations or (b) selling on the Participant’s behalf, or requiring the Participant to sell, any Common Shares acquired by the Participant under this Plan, or retaining any amount which would otherwise be payable to the Participant in connection with any such sale. Each Participant agrees to indemnify and save the Corporation harmless from any and all amounts payable or incurred by the Corporation or any subsidiary of the Corporation if it is subsequently determined that any greater amount should have been withheld in respect of taxes or other statutory withholdings.

ARTICLE 4
OPTION GRANTS

4.1	Eligibility and Multiple Grants

Options shall only be granted to Eligible Persons. An Eligible Person may receive Options on more than one occasion and may receive separate Options, with differing terms, on any one or more occasions.

4.2	Option Agreement

Every Option shall be evidenced by an option agreement executed by the Corporation and the Participant, which shall, if the Participant is an Employee, Consultant or Management Company Employee, contain a representation and warranty by the Corporation and such Participant, that such Participant is a bona fide Employee, Consultant or Management Company Employee, as the case may be, of the Corporation or a subsidiary. In the event of any discrepancy between this Plan and an option agreement, the provisions of this Plan shall govern.

4.3	Limitation on Grants

(a)	To any one person. The aggregate number of Common Shares reserved for issuance to any person in any 12 month period under this Plan and any Other Share Compensation Arrangement shall not exceed 5% of the outstanding Common Shares at the time of the grant, unless the Corporation has obtained Disinterested Shareholder Approval to exceed such limit.

(b)	To Consultants. The aggregate number of Common Shares reserved for issuance to any one Consultant in any 12 month period under this Plan and any Other Share Compensation Arrangement shall not exceed 2% of the outstanding Common Shares at the time of the grant.

(c)	To Investor Relations Service Providers. The aggregate number of Common Shares reserved for issuance to all Investor Relations Service Providers in any 12 month period under this Plan and any Other Share Compensation Arrangement shall not exceed 2% of the outstanding Common Shares at the time of the grant.

(d)	To Insiders. Unless the Corporation has received Disinterested Shareholder Approval to do so:

(i)	the aggregate number of Common Shares reserved for issuance to Insiders under this Plan and any Other Share Compensation Arrangement shall not exceed 10% of the outstanding Common Shares at the time of the grant;

(ii)	the aggregate number of Options granted to Insiders in any 12 month period under this Plan and any Other Share Compensation Arrangement shall not exceed 10% of the outstanding Common Shares at the time of the grant.

(e)	Exclusion. For purposes of subsections (d)(i) and (ii) above, any Common Shares reserved for issuance or issued to any person pursuant to this Plan and any Other Share Compensation Arrangement prior to the person becoming an Insider shall be included for purposes of the calculations in subsections (d)(i) and (ii) above.

ARTICLE 5
OPTION TERMS

5.1	Exercise Price

(a)	Subject to a minimum exercise price of $0.05 per Common Share, the exercise price per Common Share for an Option shall be determined by the Board, but it will in no event be less than the “Discounted Market Price”, as calculated pursuant to the policies of the Exchange, or such other minimum price as may be required by the Exchange.

(b)	If Options are granted within ninety days of a distribution by the Corporation by prospectus, then the exercise price per Common Share for such Option shall not be less than the greater of the minimum exercise price calculated pursuant to Section 5.1(a) herein and the price per Common Share paid by the public investors for Common Shares acquired pursuant to such distribution. Such ninety day period shall begin:

(i)	on the date the final receipt is issued for the final prospectus in respect of such distribution; and

(ii)	in the case of a prospectus that qualifies special warrants, on the closing date of the private placement in respect of such special warrants.

5.2	Expiry Date

Every Option shall have a term not exceeding and shall therefore expire no later than 10 years after the date of grant (subject to extension where the expiry date falls within a “blackout period”, pursuant to Section 5.6).

5.3	Vesting

(a)	Subject to Section 5.3(b) herein and otherwise in compliance with the policies of the Exchange, the Board shall determine the manner in which an Option shall vest and become exercisable.

(b)	Options granted to Investor Relations Service Providers shall vest over a minimum of 12 months with:

(i)	no more than ¼ of the Options vesting no sooner than three months after the Options were granted;

(ii)	no more than another ¼ of the Options vesting no sooner than six months after the Options were granted;

(iii)	no more than another ¼ of the Options vesting no sooner than nine months after the Options were granted; and

(iv)	the remainder of the Options vesting no sooner than 12 months after the Options were granted.

5.4	Non-Assignability

Options may not be assigned or transferred.

5.5	Ceasing to be Eligible Person

(a)	If a Participant who is a Director, Officer, Employee or Consultant is terminated for cause, which in respect of a Director shall be deemed to include:

(i)	ceasing to meet the qualifications for a director prescribed by the corporate legislation applicable to the Corporation, other than as a result of bankruptcy or mental incompetency, and the Participant does not otherwise continue to qualify as an Eligible Person in a different capacity with the Corporation;

(ii)	the delivery to that Director of a formal request for resignation signed by a majority of the Board following a material breach of fiduciary duty by that Director and the Participant does not otherwise continue to qualify as an Eligible Person in a different capacity with the Corporation; and

(iii)	ceasing to be a director by reason of a special resolution to that effect passed by the shareholders of the Corporation pursuant to the corporate legislation applicable to the Corporation, and the Participant does not otherwise continue to qualify as an Eligible Person in a different capacity with the Corporation, then each Option held by such Participant shall terminate and shall therefore cease to be exercisable no later than the earlier of the Expiry Date and the date which is 30 days after such termination for cause.

(b)	If a Participant is prevented, by order or similar decision of the British Columbia Securities Commission or other regulatory authority having jurisdiction over the Corporation or its affairs, from holding an Option, then each Option held by such Participant shall terminate and shall therefore cease to be exercisable upon the making of such order or similar decision.

(c)	If a Participant dies prior to otherwise ceasing to be an Eligible Person, each Option held by such Participant shall terminate and shall therefore cease to be exercisable no later than the earlier of the Expiry Date and the date which is 12 months after the date of the Participant’s death.

(d)	If a Participant ceases to be an Eligible Person other than in the circumstances set out in subsection (a), (b) or (c) above, each Option held by such Participant shall terminate and shall therefore cease to be exercisable no later than the earlier of the Expiry Date and the date which is 90 days after such terminating event, always provided that the Board may, in its reasonable discretion, extend the date of such termination and the resulting period in which such Option remains exercisable to a later date, provided that such extension shall not under any circumstances exceed 12 months following the Participant ceasing to be an Eligible Person.

(e)	For greater certainty, if a Participant dies, each Option held by such Participant shall be exercisable by the legal representative of such Participant until such Option terminates and therefore ceases to be exercisable pursuant to the terms of this Section 5.5.

(f)	If any portion of an Option is not vested at the time a Participant ceases, for any reason whatsoever, to be an Eligible Person, such unvested portion of the Option may not be thereafter exercised by the Participant or its legal representative, as the case may be, always provided that the Board may, in its discretion, thereafter permit the Participant or its legal representative, as the case may be, to exercise all or any part of such unvested portion of the Option. For greater certainty, and without limitation, this provision will apply regardless of whether the Participant ceased to be an Eligible Person voluntarily or involuntarily, was dismissed with or without cause, and regardless of whether the Participant received compensation in respect of dismissal or was entitled to a notice of termination for a period which would otherwise have permitted a greater portion of an Option to vest.

5.6	Blackout Periods

An Option will be automatically extended past the expiry date of an Option governed by the Plan if such expiry date falls within a period (a “blackout period”) during which the Corporation prohibits Participants from exercising their Options provided that the following requirements are satisfied:

(a)	The blackout period must be formally imposed by the Corporation pursuant to its internal trading policies. For greater certainty, in the absence of the Corporation formally imposing a blackout period, the expiry date of any Options will not be automatically extended in any circumstances.

(b)	The blackout period must expire upon the general disclosure of the undisclosed Material Information (as defined in Exchange Policy 1.1 – Interpretation). The expiry date of the affected Options can be extended to no later than ten (10) business days after the expiry of the blackout period.

(c)	The automatic extension of a Participant’s Options will not be permitted where the Participant or the Corporation is subject to a cease trade order (or similar order under securities Laws) in respect of the Corporation’s securities.

(d)	The automatic extension is available to all Participants under the same terms and conditions.

ARTICLE 6
EXERCISE PROCEDURE

6.1	Exercise Procedure

An Option may be exercised from time to time, and shall be deemed to be validly exercised by the Participant only upon the Participant’s delivery to the Corporation at its head office of:

(a)	a written notice of exercise addressed to the Corporate Secretary of the Corporation, specifying the number of Common Shares with respect to which the Option is being exercised;

(b)	a certified cheque or bank draft made payable to the Corporation for the aggregate exercise price for the number of Common Shares with respect to which the Option is being exercised, together with the amount necessary to satisfy any applicable tax withholding or remittance obligations under applicable Laws; and

(c)	documents containing such representations, warranties, agreements and undertakings, including such as to the Participant’s future dealings in such Common Shares, as counsel to the Corporation reasonably determines to be necessary or advisable in order to comply with or safeguard against the violation of the Laws of any jurisdiction, and on the business day following, the Participant shall be deemed to be a holder of record of the Common Shares with respect to which the Option is being exercised. The Corporation shall, within three business days of receipt of the notice of exercise and certified cheque or bank draft, cause certificates for such Common Shares to be issued and delivered to the Participant.

ARTICLE 7
AMENDMENT OF OPTIONS

7.1	Consent to Amend

The Board may amend any Option with the consent of the affected Participant and the Exchange, including any shareholder approval required by the Exchange. For greater certainty, Disinterested Shareholder Approval is required for any reduction in the exercise price or extension (subject to an extension where the expiry date falls within a “blackout period”, pursuant to Section 5.6) of an Option if the Participant is an Insider at the time of the proposed amendment.

7.2	Amendment Subject to Approval

If the amendment of an Option or this Plan requires regulatory or shareholder approval, such amendment may be made and Options granted prior to such approvals being given, but no such amended Options or Options granted under the amended plan may be exercised unless and until such approvals are given.

ARTICLE 8
MISCELLANEOUS

8.1	No Rights as Shareholder

Nothing in this Plan or any Option shall confer upon a Participant any rights as a shareholder of the Corporation with respect to any of the Common Shares underlying an Option unless and until such Participant shall have become the holder of such Common Shares upon exercise of such Option in accordance with the terms of the Plan.

8.2	No Right to Employment

Nothing in this Plan or any Option shall confer upon a Participant any right to continue in the employ of the Corporation or any subsidiary or affect in any way the right of the Corporation or any subsidiary to terminate the Participant’s employment, with or without cause, at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any subsidiary to extend the employment of any Participant beyond the time which the Participant would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any subsidiary, or beyond the time at which he would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any subsidiary.

8.3	Governing Law

This Plan, all option agreements, the grant and exercise of Options hereunder, and the sale, issue and delivery of Common Shares hereunder upon exercise of Options shall be, as applicable, governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The Courts of the Province of British Columbia shall have the exclusive jurisdiction to hear and decide any disputes or other matters arising herefrom.